Exhibit 11

                                    ARROW ELECTRONICS, INC.
                       STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                                               Year Ended December 31,

                              1993         1992         1991         1990        1989

                                        (In thousands except per share data)
Primary

Average shares of common
  stock outstanding           30,134       24,662       13,932       11,874      11,760
Net effect of dilutive
  stock options - based
  on the treasury method         632          885          552           52           -

    Total                     30,766       25,547       14,484       11,926      11,760

Net income                $   81,559    $  44,820   $    8,685   $   10,105   $   3,214
Less preferred stock
  dividends                     (880)      (3,903)      (4,596)      (4,899)     (5,425)

    Total                 $   80,679    $  40,917   $    4,089   $    5,206   $  (2,211)

Per share amount          $     2.62    $    1.60   $     0.28   $     0.44   $   (0.19)

Fully Diluted

Average shares of common
  stock outstanding           30,134       24,662       13,932       11,874      11,760
Net effect of dilutive
  stock options - based
  on the treasury method         706          902          637           75           -
Assumed conversion of 9%
  convertible subordi-
  nated debentures                 -            -          851          862         862
Assumed conversion of
  5-3/4% convertible sub-
  ordinated debentures         3,774          381            -            -           -
Assumed conversion of
  preferred stock                691        3,433        3,615        3,879       4,268

    Total                     35,305       29,378       19,035       16,690      16,890

Net income                $   81,559   $   44,820   $    8,685    $  10,105   $   3,214
Add interest on 9%
  convertible subordi-
  nated debentures,
  net of income tax
  effect                           -            -        1,649        2,700       2,700
Add interest on 5-3/4%
  convertible subordi-
  nated debentures,
  net of income tax
  effect                       4,313           455            -           -            -

   Total                  $   85,872   $    45,275  $    10,334   $  12,805   $    5,914

Per share amount          $     2.43   $      1.54  $      0.54(A)$    0.77(A)$     0.35(A)
(A)  This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-
     dilutive result.
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